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As filed with the Securities and Exchange Commission on July 11, 2001

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SONIC CORP.
(Exact name of registrant as specified in its charter)

Delaware	73-1371046
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
101 Park Avenue
Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

1991 SONIC CORP. STOCK OPTION PLAN
2001 SONIC CORP. STOCK OPTION PLAN
2001 SONIC CORP. DIRECTORS' STOCK OPTION PLAN
(Full title of the plans)

J. Clifford Hudson
Chairman of the Board and Chief Executive Officer
101 Park Ave.
Oklahoma City, OK 73102
(Name and address of agent for service)

Telephone: (405) 280-7654
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.01 par value	3,748,733 shares	$29.58	$110,887,522	$27,722

(1)
Includes 1,648,733 shares of common stock underlying the 1991 Sonic Corp. Stock Option Plan, 1,800,000 shares underlying the 2001 Sonic Corp. Stock Option Plan and 300,000 shares underlying the 2001 Sonic Corp. Directors' Stock Option Plan. As adjusted for three-for-two stock splits on November 30, 2000, on July 11, 1998 and on July 31, 1995, the registrant previously registered 1,813,257 shares underlying the 1991 Sonic Corp. Stock Option Plan pursuant to Form S-8 Registration Statement No. 33-40989, 987,996 shares underlying the 1991 Sonic Corp. Stock Option Plan pursuant to Form S-8 Registration Statement No. 33-78576 and 213,750 shares underlying the 1991 Sonic Corp. Stock Option Plan pursuant to Form S-8 Registration Statement No. 333-09373. Pursuant to Rule 416, there are registered hereunder an indeterminate number of additional shares of common stock, which the registrant may issue pursuant to the anti-dilution provisions of the 1991 Sonic Corp. Stock Option Plan, the 2001 Sonic Corp. Stock Option Plan and the 2001 Sonic Corp. Directors' Stock Option Plan.

(2)
Pursuant to Rule 457(b), the registrant has estimated the price for the purpose of calculating the registration fee based on the average of the high and low prices of the registrant's common stock on July 9, 2001.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I of Form S-8 to be contained in a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the "Securities Act") is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    In addition to shares of Sonic Corp.'s (the "Registrant") common stock, par value $.01 per share (the "Common Stock"), issuable upon exercise of options granted under the 2001 Sonic Corp. Stock Option Plan and the 2001 Sonic Corp. Directors' Stock Option Plan, this Registration Statement includes additional shares of the Registrant's common stock issuable upon exercise of options granted under the 1991 Sonic Corp. Stock Option Plan. Pursuant to Instruction E of the General Instructions to Form S-8, the contents of the Registrant's prior Registration Statements on Form S-8 relating to Common Stock issuable under the 1991 Sonic Corp. Stock Option Plan (Registration Nos. 33-40989, 33-78576 and 333-09373) are incorporated by reference herein.

Item 3.  Incorporation of Documents by Reference.

    The Registrant incorporates by reference in this Registration Statement the following documents filed by the Registrant with the Commission:

    (a)  The Registrant's annual report on Form 10-K filed November 22, 2000, pursuant to Section 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    (b)  The Registrant's quarterly reports on Form 10-Q for the periods ended February 28, 2001 and November 30, 2000.

    (c)  The description of the Registrant's Common Stock, contained in the Registrant's Form S-1 Registration Statement (File No. 33-37158), including any amendments or reports filed for the purpose of updating such description.

    (d)  Form S-8 Registration Statements No. 33-40989, 33-78576 and 333-09373.

    The Registrant also hereby incorporates by reference all documents, reports and definitive proxy statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities

    Not applicable. The Registrant's Common Stock has been registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Directors and Officers.

    The Registrant's bylaws provide for the indemnification of the Registrant's officers and directors against certain liabilities. The Registrant's Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence. Under Delaware law, however, a director's liability cannot be limited for (i) breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the unlawful payment of a dividend or unlawful stock purchase redemption; or (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

    The Registrant has entered into indemnification agreements with each of its current directors which provide for the indemnification of and the advancement of expenses to such persons in instances where such persons are named in any suit resulting from their tenure as a director of the Registrant.

    Finally, the Registrant has obtained a directors and officers liability insurance policy which provides for the indemnification of the Registrant's directors and officers against liability which they may incur in their capacities as directors and officers of the Registrants.

    Insofar as the foregoing documents permit indemnification for liabilities arising under the Securities Act, the Commission has informed the Company that, in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

    The following are exhibits to the Form S-8 Registration Statement.

Exhibit No.	Name of Exhibit

4.01	Specimen Certificate for the Common Stock of the Registrant, incorporated by reference to Exhibit 4.01 to the Registrant's Form 10-K Annual Report for the Fiscal Year Ended August 31, 1999
5.01	Opinion of Phillips McFall McCaffrey McVay & Murrah, P.C.
15.01	Letter re: Unaudited Financial Information
23.01	Consent of Ernst & Young, LLP
23.02	Consent of Phillips McFall McCaffrey McVay & Murrah, P.C. (included as part of Exhibit 5.01)

Item 9.  Undertakings.

    The undersigned Registrant hereby undertakes:

    (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (1)  To include any prospectus required by section 10(a)(3) of the Securities Act;

      (2)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (3)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (a)(1) and (a)(2) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

    (b)  That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on this 11th day of July, 2001.

SONIC CORP.
By:	/s/ W. SCOTT MCLAIN W. Scott McLain Senior Vice President and Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. CLIFFORD HUDSON J. Clifford Hudson	Chairman of the Board of Directors and Chief Executive Officer	July 11, 2001
/s/ W. SCOTT MCLAIN W. Scott McLain	Senior Vice President and Chief Financial Officer	July 11, 2001
/s/ KENNETH L. KEYMER Kenneth L. Keymer	President, Chief Operating Officer and Director	July 11, 2001
/s/ LEONARD LIEBERMAN Leonard Lieberman	Director	July 11, 2001
/s/ H.E. "GENE" RAINBOLT H.E. "Gene" Rainbolt	Director	July 11,2001
/s/ FRANK E. RICHARDSON Frank E. Richardson	Director	July 11, 2001
/s/ ROBERT M. ROSENBERG Robert M. Rosenberg	Director	July 11, 2001
/s/ E. DEAN WERRIES E. Dean Werries	Director	July 11, 2001

EXHIBIT INDEX

Exhibit No.	Name of Exhibit
4.01	Specimen Certificate for the Common Stock of the Registrant, incorporated by reference to Exhibit 4.01 to the Registrant's Form 10-K Annual Report for the Fiscal Year Ended August 31, 1999
5.01	Opinion of Phillips McFall McCaffrey McVay & Murrah, P.C.
15.01	Letter re: Unaudited Financial Information
23.01	Consent of Ernst & Young, LLP
23.02	Consent of Phillips McFall McCaffrey McVay & Murrah, P.C. (included as part of Exhibit 5.01)

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX